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                                                               Exhibit 18.1


December 24, 1997


Signature Brands USA, Inc.
Glenwillow, Ohio

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Signature Brands USA, Inc. (formerly known as Health o meter Products, Inc.) as of September 28, 1997 and September 29, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year periods ended September 28, 1997, September 29, 1996, and October 1, 1995 and have reported thereon under date of December 9, 1997, except as to paragraph 6 of Note 8 which is as of December 24, 1997. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended September 28, 1997. As stated in
Note 3 to those financial statements, the Company changed its method of accounting for inventory from the LIFO method to the FIFO method and states that the newly adopted accounting principle is preferable in the circumstances because it will more appropriately measure operating results and inventory value, better match revenues and expenses, and conform all inventories to the same accounting method. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,



/s/ KPMG PEAT MARWICK LLP

Cleveland, Ohio